Exhibit 99

                     Artesyn Announces Proposed $75 Million
                 Convertible Senior Subordinated Notes Offering

    BOCA RATON, Fla., Aug. 4 /PRNewswire-FirstCall/ -- Artesyn Technologies, Inc. (Nasdaq: ATSN), a world leader in providing advanced power conversion equipment and real-time subsystems to the communications industry, announced today it intends to offer, subject to market conditions and other factors, $75 million of convertible senior subordinated notes ("Notes") due 2010. The net proceeds from the offering will be used to repay Artesyn's existing subordinated convertible note in the principal amount of $50 million and for working capital and general corporate purposes.

    The Notes will be convertible, at the option of the holder and prior to maturity, into shares of Artesyn's common stock at a conversion price to be determined. Artesyn will have a call option, pursuant to which it may redeem the securities, in part or in whole, on or after August 2008, at 100% of the principal amount, in accordance with conditions specified in the offering memorandum. The Company expects to grant the initial purchasers of this offering a 30-day option to purchase up to an additional $22.5 million of the Notes.

    This announcement does not constitute an offer to sell or the solicitation of an offer to buy any of these securities. The securities to be offered will not, at the time of the offering, be registered under the Securities Act of 1933, as amended, or any state securities laws, and are only being offered to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A. Unless so registered, the Notes and any common stock issued upon conversion of the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.